                                                                 Exhibit (a)(iv)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                     SPIRIT OF AMERICA INVESTMENT FUND, INC.


         THIS IS TO CERTIFY that Spirit of America Investment Fund, Inc., a Maryland corporation ("Corporation") having its principal office in Syosset, New York, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The designation of each of the Corporation's existing classes of shares of capital stock is hereby amended from "Class A shares" and "Class B shares" to "Spirit of America Real Estate Fund - Class A Shares" and "Spirit of America Real Estate Fund - Class B Shares," respectively, with the effect that the name of each such class changes as follows:

         From:                   To:
         -----                   ---
         Class A shares          Spirit of America Real Estate Fund - Class A Shares
         Class B shares          Spirit of America Real Estate Fund - Class B Shares


         SECOND: The foregoing amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

         THIRD: A majority of the entire Board of Directors of the Corporation, at a meeting duly convened and held on June 12, 2002, approved the foregoing amendments to the Articles of Incorporation of the Corporation and duly adopted a resolution in which were set forth the foregoing amendments to the Articles of Incorporation of the Corporation, declaring that said amendments as proposed were advisable.

         FOURTH: The foregoing amendments to the Articles of Incorporation of the Corporation are limited to changes expressly permitted by ss.2-605(a)(1) and
(a)(2) of the General Corporation Law of Maryland to be made without action by stockholders and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Spirit of America Investment Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on July 16, 2002.

WITNESS:

/s/ Constance Ferreira                       By:      /s/ David Lerner
--------------------------------                      -----------------------
Constance Ferreira, Secretary                         David Lerner, President

         THE UNDERSIGNED, President of Spirit of America Investment Fund, Inc., who executed on behalf of the Corporation the foregoing amendments to the Articles of Incorporation of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing amendments to the Articles of Incorporation to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                  By:   /s/ David Lerner
                                                        -----------------------
                                                        David Lerner, President

Syosset, New York (ss)

Subscribed and sworn to before me this 16 day of July, 2002.

/s/ Trudy Franco
------------------
Notary Public

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